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                                                          State of Delaware
                                                          Secretary of State
                                                       Division of Corporations
                                                      Filed 05:50 PM 11/14/1996
                                                         960332910 - 2633658


                              CERTIFICATE OF MERGER
                                     MERGING
                           CONTINENTAL CABLEVISION, INC.
                                       INTO
                           CONTINENTAL MERGER CORPORATION
                             UNDER SECTION 251 OF THE
                             GENERAL CORPORATION LAW
                             OF THE STATE OF DELAWARE

     Pursuant to Section 251(e) of the General Corporation Law of the State of Delaware, Continental Merger Corporation, a Delaware corporation ("Sub"), a wholly owned subsidiary of U S WEST, Inc., a Delaware corporation ("U S WEST"), hereby certifies the following information relating to the merger of Continental Cablevision, Inc., a Delaware corporation ("Continental"), with and into Sub (the "Merger").

     1. The names and states of incorporation of Sub and Continental, which are the constituent corporations in the Merger (the "Constituent
Corporations"), are:
                         Name                        State
            ------------------------------          ---------
            Continental Merger Corporation          Delaware
            Continental Cablevision, Inc.           Delaware

      2. The Agreement and Plan of Merger, dated as of February 27, 1996, as amended and restated as of June 27, 1996 and as further amended as of October 7, 1996 (the "Merger Agreement"), among U S WEST, Sub and Continental, setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

     3. The corporation surviving the Merger shall be Continental Merger Corporation and shall be known as "Continental Cablevision, Inc." (the "Surviving Corporation").

     4. The Certificate of Incorporation of Continental Merger Corporation shall be the Certificate of Incorporation of the Surviving Corporation except that the text of ARTICLE ONE thereof shall be amended to read as follows:

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     "ARTICLE ONE. The name of the Corporation is Continental Cablevision,
Inc. (the "Corporation")."

     5. The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at The Pilot House, Lewis Wharf, Boston, Massachusetts 02110.

     6. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

     7. This certificate shall be effective at 8:30 a.m. on November 15, 1996.

      IN WITNESS WHEREOF, Sub has caused this Certificate of Merger to be executed on the 14th day of November 1996.

                                     CONTINENTAL MERGER CORPORATION

                                        /s/ Douglas D. Holmes
                                      -----------------------------
                                      Name:  Douglas D. Holmes
                                      Title: Vice President & Treasurer

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